Exhibit 99.1
[Press Release – May 19, 2011]

Court Approves Sale of Windstar Business and Operations to TAC Cruise LLC

Sale Expected to Close Next Week

Windstar Cruises Continues Operating As Usual; Honoring All Fares and Reservations
and Maintaining High Level of Attention To Guest Service

SEATTLE, May 19, 2011 /PRNewswire/ -- Ambassadors International, Inc. ("Ambassadors") today announced that the U.S. Bankruptcy Court for the District of Delaware has granted an order approving the sale of substantially all of Ambassadors' assets, including its principal operating unit, Windstar Cruises, to TAC Cruise LLC, an affiliate of Xanterra Holding Corporation.  The sale is expected to close next week.

All of Windstar's luxury yachts are sailing as scheduled, serving customers and guests with a high level of attention to their travel experience.

During a court-supervised competitive bidding process in compliance with Section 363 of the U.S. Bankruptcy Code, TAC Cruise LLC submitted a winning bid of $39 million in cash.

Windstar will be operated as a wholly-owned subsidiary of Xanterra Holding Corporation of Greenwood Village, CO.  Xanterra Holding Corporation and its affiliates have operated in the hospitality and leisure industry for more than 100 years.

"Windstar emerged as a tremendous long-term opportunity due to the line's exceptional product, loyal following and high level of guest satisfaction in the luxury travel market," said  Andrew N. Todd, CEO of Xanterra Holding Corporation.  "Xanterra intends to maintain Windstar's business and operations and to invest in Windstar's growth following the close of the sale."

Hans Birkholz, CEO of Ambassadors and Windstar, said, "Windstar is very pleased with the successful outcome of this sale process and expects to complete it by early next week.  Windstar is excited to have its new owner join in building Windstar's world class brand.  Windstar will be well-positioned for long-term profitability and success under new ownership and we will continue to provide exceptional service and extraordinary luxury travel experiences for our guests."

It is expected that Ambassadors' stockholders and holders of Ambassadors' convertible notes will not receive any distribution following the sale and these securities will likely have little, if any, value following Ambassadors' Chapter 11 proceeding.

About Ambassadors International, Inc.

Ambassadors International, Inc. is primarily a cruise company with headquarters in Seattle, Washington. The Company operates Windstar Cruises, a three-ship fleet of luxury yachts that explores the hidden harbors and secluded coves of the world's most sought-after destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar cruise to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas. In this press release, any reference to "Company," "Ambassadors," "management," "we," "us" and "our" refers to Ambassadors International, Inc. and its management team.

Media Contact:
Ambassadors International Public Relations
(206) 733-2705
Email: pr@ambassadors.com

About Xanterra Holding Corporation

Xanterra Parks & Resorts® (consisting of several entities owned by Xanterra Holding Corporation) operates lodges, restaurants, tours and activities at national parks, state parks and resorts. Xanterra Parks & Resorts is the country's largest park concessioner. Xanterra Parks & Resorts has operations in the following locations: Grand Canyon, Yellowstone, Zion, Crater Lake, Rocky Mountain and Petrified Forest National Parks, Mount Rushmore National Memorial, Furnace Creek Resort in Death Valley, Kingsmill Resort in Williamsburg, Virginia and eight Ohio State Park Lodges as well as the Geneva Marina at Ohio's Geneva State Park. Xanterra Parks & Resorts also operates Grand Canyon Railway in Williams, Arizona.

Xanterra Parks & Resorts has been committed to the preservation and protection of the environment for many years. Through its environmental program, "Ecologix," Xanterra Parks & Resorts has been recognized repeatedly for environmental leadership in the hospitality industry and is the recipient of many honors, including major awards from the U.S. Department of the Interior, National Park Service, Environmental Protection Agency, Travel Industry Association of America, American Hotel and Lodging Association, National Parks Conservation Association, Conde Nast Traveler, National Geographic Traveler, Colorado Department of Public Health, State of Arizona, Arizona Department of Environmental Quality and Utah Department of Environmental Quality.

For more information about Xanterra Holding Corporation, links to individual properties and reservations numbers, visit www.xanterra.com.

Xanterra Holding Corporation
6312 S. Fiddlers Green Circle
Suite 600 North
Greenwood Village, CO 80111

Media Contact:
Mesereau Public Relations
(720) 842-5271
mona_mesereau@msn.com
tom_mesereau@msn.com

Forward-Looking Statements

This press release contains forward-looking statements that are based on our current expectations and assumptions. These forward looking statements entail various risks and uncertainties that could cause actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, our ability to consummate the sale of our assets; our ability to obtain financing at reasonable rates; the need to obtain Bankruptcy Court approval for certain actions; the costs and other adverse effects of Chapter 11 proceedings; the risk that the bankruptcy filing and the related cases disrupt the Company's plans and operations; competitive practices and pricing in the cruise industry; our relationships with our employees; our ability to effectively and efficiently operate our cruise business; customer cancellation rates; marketing expenses; extreme weather conditions; the impact of new laws and regulations affecting our business; negative incidents involving cruise ships, including those involving the health and safety of passengers; cruise ship maintenance problems; reduced consumer demand for vacations and cruise vacations; changes in fuel, food, payroll, insurance and security costs; changes in relationships with certain travel providers; changes in vacation industry capacity; the Company's cost of capital and the ability of the Company to obtain capital; our ability to continue to operate as a going concern; our ability to effectively and efficiently operate our cruise business; other economic factors and other considerations affecting the travel industry; and other factors discussed more specifically in our filings with the Securities and exchange Commission. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

SOURCE Ambassadors International, Inc.